UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Form 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  03/02/2010

Sypris Solutions, Inc.
(Exact name of registrant as specified in its charter)

Commission File Number:  0-24020

DE	61-1321992
(State or other jurisdiction of	(IRS Employer
incorporation)	Identification No.)

101 Bullitt Lane Suite 450, Louisville, KY 40222
(Address of principal executive offices, including zip code)

502-329-2000
(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
[  ]   Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[  ]   Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[  ]   Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[  ]   Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.    Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

Effective as of March 2, 2010, Sypris Solutions, Inc. (the "Company") amended the terms of its Executive Long-Term Incentive Program ("ELTIP") for 2010 (the "2010 ELTIP"), under the provisions of the 2004 Sypris Equity Plan. The 2010 ELTIP terms provide for additional grants of time-based restricted stock and the grant of options to the Company's President and Chief Executive Officer. Under the amended terms of the 2010 ELTIP, Jeffrey T. Gill, Richard L. Davis and Brian A. Lutes, were awarded new equity grants with a "fair value" of approximately $244,008, $57,000, and $71,250, respectively. Mr. Gill was awarded 131,889 stock options which will vest and become exercisable on March 2, 2013 at an exercise price of $2.85 per share, the closing price of the Company's common stock on March 2, 2010. These options are subject to forfeiture if not exercised within two years from the vesting date. Mr. Davis and Mr. Lutes were awarded 20,000 and 25,000 shares of restricted stock, respectively, vesting on the third anniversary of March 2, 2010.

Effective as of March 2, 2010, Sypris Solutions, Inc. (the "Company") entered into employment agreements ("Employment Agreements") with participants in the 2010 ELTIP. Each participant in the 2010 ELTIP, including named executive officer Richard L. Davis, and Chief Financial Officer Brian A. Lutes, executed an employment agreement, with the exception of Jeffrey T. Gill, the Company's President and Chief Executive Officer.

Each Employment Agreement is for a term of one year and provides that if, during the term of the Employment Agreement, the employee's employment is terminated without Cause (as defined in the Employment Agreement ) then (i) the employee will continue to receive his current salary for a period of 12 months following the date of termination, provided that if the employee becomes employed by another entity during such time, the employee will only receive 30% of such salary, and (ii) the employee's outstanding restricted stock and stock options will become 100% vested and remain exercisable until the expiration date then in effect for such stock or options. The Employment Agreements also contain confidentiality, non-compete and non-solicitation covenants by the employee during the term of the agreement.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Sypris Solutions, Inc.

Date: March 05, 2010	By:	/s/ John R. McGeeney
John R. McGeeney
General Counsel and Secretary